Exhibit 99.2

Privileged & Confidential

Draft v5 – March 25, 2008

INVESTOR / MEDIA KEY Q&A FOR 14D9 FILING

1.              Why did the Board recommend rejecting the EA Offer?

•                  Our Board, after careful review, has unanimously determined that Electronic Arts’ Offer continues to provide insufficient value to our stockholders and remains opportunistically timed to capture the value of the upcoming GTA IV launch at the expense of our stockholders.  It remains the wrong price, wrong time.

•                  With one of the strongest portfolios of intellectual property in our business, a superb creative team, and a revitalization program that is beginning to deliver results, Take-Two is uniquely positioned to create stockholder value in an industry that is enjoying the highest growth rates of any entertainment medium.

•                  Our Board is committed to maximizing stockholder value either as an independent company or in combination with a third party.

•                  In arriving at its decision, the Board of Directors considered numerous factors, including but not limited to the following:

•                  EA’s Offer price is inadequate and substantially undervalues the Company.  The Board of Directors has determined that the EA Offer price is inadequate and substantially undervalues the Company’s established position in the interactive entertainment software market, robust and enviable stable of game franchises, extensive portfolio of owned intellectual property, creative talent, strong consumer loyalty and a growing sports business.  In particular, the EA Offer does not adequately compensate stockholders for the Company’s valuable franchises, which  include more than 20 brands (in addition to Grand Theft Auto) that have sold one million or more units each, of which more than half are internally owned and developed and therefore deliver higher profit margins than licensed products.

•                  The Company’s financial advisors, Bear Stearns and Lehman Brothers, have each delivered an opinion stating that, as of the date of such opinion, the EA Offer price was inadequate, from a financial point of view, to the stockholders of the Company.

•                  The Company’s directors and executive officers believe that the EA Offer price is inadequate and do not intend to tender their Shares.

•                  The Board of Directors is committed to exploring strategic alternatives to maximize stockholder value and may be able to find a better alternative to the EA Offer.  After the Company’s release of Grand Theft Auto IV, scheduled for April 29, 2008, the Board of Directors is committed to exploring alternatives to maximize stockholder value, which may include a business combination of the Company with third parties or with EA, remaining independent, or other strategic or financial alternatives, that could deliver higher stockholder value than the EA Offer. The Board continues to believe that the Company will be best positioned, from the perspective of both value and timing, to conduct such a review at that time. The Company has received indications of interest from third parties with respect to possible business combination transactions involving the Company since EA’s announcement, but no substantive discussions with respect thereto have yet occurred.  To facilitate its efforts to explore alternatives to maximize stockholder value, the Company has begun to assemble the materials necessary for interested parties to conduct due diligence. Prior to the release of Grand Theft Auto IV, the Company is willing to enter into confidentiality agreements on customary terms and to engage in preliminary conversations (not in the Company’s view amounting to negotiations) with interested parties, including EA.  The Board of Directors believes that tendering Shares into the EA Offer before the Board of Directors and its advisors have had the opportunity fully to explore alternatives to the EA Offer could preclude its ability to effect an alternative transaction that could provide superior value to the Company’s stockholders.

•                  The timing of the EA Offer is opportunistic.  The EA Offer is opportunistic and has been timed to take advantage of the upcoming release of Grand Theft Auto IV, one of the most valuable and durable franchises in the interactive entertainment software industry and the Company’s biggest selling and most profitable franchise.  EA launched an unsolicited bid for the Company even though the Company had extended an Offer to negotiate with EA immediately following the release of Grand Theft Auto IV and, subject to the fiduciary duties of the Board of Directors, Offered not to negotiate with any other third parties in the interim without first contacting EA.  The Board of Directors believes the full commercial potential of the game will not be evident until after its release, and that the EA Offer was timed to capture the value of that anticipated commercial success at the expense of the Company’s stockholders.

•                  The EA Offer does not reflect progress in the Company’s revitalization efforts.  The Offer price does not reflect the significant progress the Company has made in its revitalization efforts since June 2007, including the implementation of a more streamlined and efficient operating structure, a cost cutting initiative that is expected to achieve annualized savings of at least $25 million and a more disciplined product investment review process. Benefits of the revitalization plan have yet to be recognized fully in either the current stock price or in the Offer price.

•                  The EA Offer does not reflect the Company’s potential synergy value that a proposed combination with EA would create.  The EA Offer does not compensate the Company for the significant potential synergy value that the proposed combination would create.  EA has been unwilling to estimate publicly the synergy potential but has acknowledged that there is significant synergy potential.  Potential synergies related to a proposed combination include: realizing a sales uplift as a result of a broader reach of distribution infrastructure; leveraging investments in online, wireless and other evolving platforms; optimizing sports Offerings; and reducing sales, general and administrative costs significantly.  Certain equity research analysts concur with this point of view and have estimated that EA would realize approximately $50 million to $210 million in synergies per year following completion of a transaction.

•                  The EA Offer does not properly reflect the Company’s business, financial condition, current business strategy and future prospects.  The Board of Directors believes that management’s and the Board of Directors’ understanding of and familiarity with the Company’s business, financial condition, current business strategy and future prospects has not been fully reflected in the

Company’s results of operations or Share price.  The Company’s management and Board of Directors remain entirely focused on generating the maximum value for stockholders.  Stockholders elected new senior management and members of the Board of Directors less than one year ago because of this team’s commitment to, and track record of, creating stockholder value, and industry experience.  The Board of Directors believes that the Company’s senior management will be able to create stockholder value meaningfully in excess of the EA Offer price through the continued execution of the Company’s current revitalization plan and business strategy.

•                  The consideration offered by EA is taxable.  The consideration offered by EA would in general be taxable to the Company’s stockholders.

•                  The Offer is highly conditional, which results in significant uncertainty that the Offer will be consummated.

2.              Are you putting the company up for sale?

•                  We have announced that the Board has commenced a process to consider all strategic alternatives to maximize the value of Take-Two, which may include a business combination with third parties or with EA, remaining independent, or other strategic or financial alternatives that could deliver higher stockholder value than the current EA Offer.

•                  We will begin formal discussions on April 30th, as this will put us in the best position from a timing and value perspective.  We are preparing for this process immediately and are open to beginning informal discussions starting now (e.g. entering into confidentiality agreements, assembling due diligence materials).

•                  We have received indications of interest from third parties since EA’s announcement and have continued to receive additional expressions of serious interest since our last filing.

•                  The Board believes that tendering shares into the EA Offer before the Board and its advisors have had the opportunity fully to explore all alternatives could interfere with its ability to effect a financially superior alternative to the EA Offer.

3.              Why will you only begin a formal strategic review process after April 29th?

•                  The Board of Take-Two is absolutely, 100 percent, committed to doing the right thing by stockholders.

•                  Stockholders installed this new Board and management team about one year ago because of our commitment to, and track record of, creating stockholder value.

•                  To that end, we have announced that the Board has commenced a process to consider all strategic alternatives to maximize the value of Take-Two.

•                  We will begin formal discussions on April 30th, as this will put us in the best position from a timing and value perspective.

•                  We continue to believe that the Company will be in the best possible position to negotiate a higher value from a third party once GTA IV has launched and the market has more fully recognized the significant value of this game and the franchise.

•                  We are preparing for this process immediately and are open to beginning informal discussions starting now (e.g. entering into confidentiality agreements, assembling due diligence materials).

•                  We believe our approach to this process mitigates the risk, while maximizing the opportunity for value creation.  We feel it will allow us to keep employees, including management, focused on the successful execution of key initiatives at the Company, while we lay the groundwork to explore alternatives that may bring higher value for stockholders.

4.              Doesn’t GTA / Take-Two lose its value to a potential acquirer once GTA IV launches?

•                  Take-Two is much more than just GTA IV.   We have numerous valuable franchises, which include more than 20 brands (in addition to Grand Theft Auto) that have sold one million or more units each, of which more than half are internally owned.

•                  Furthermore, we believe the value of the GTA IV launch belongs to our stockholders and has not been fully reflected in the EA Offer.

•                  We believe EA is trying to purchase this franchise at a discount and is fully aware that its value will become increasingly apparent following the launch, rendering its $26.00 Offer even more demonstrably inadequate.

•                  We believe the value of GTA IV will be more evident once we are past the launch date, and see the commercial performance of the title, the impact of episodic content, etc.

•                  GTA is the industry’s top-selling franchise and we expect that the successful launch of GTA IV will only further demonstrate the unique value of this IP and the creative talent behind it.

•                  We think EA’s unwillingness to wait two months to negotiate with us and instead pursue a hostile process is strong evidence of the value they see in GTA IV – value they wanted to try to lock in at the expense of stockholders.

5.              Wouldn’t negotiating directly with EA be the best way to get a higher price?

•                  The Board continues to believe that the Company will be best positioned, from the perspective of both value and timing, to wait until April 30th to engage in negotiations.

•                  Further, we continue to believe the Company will be best served by keeping management and employees fully focused on the game during this time by limiting the amount of distraction from a strategic review process, while taking the necessary steps to ensure such a process moves quickly post-launch.

•                  We believe our approach to this process mitigates the risk, while maximizing the opportunity for value creation.

•                  We are preparing for this process immediately and are open to beginning informal discussions starting now (e.g. entering into confidentiality agreements, assembling due diligence materials).

6.              If EA were to approach you with a higher price, would you consider negotiations before April 30th?

•                  The Board will take all necessary steps to maximize stockholder value.

•                  The Board would review any higher Offer from EA or another party in accordance with its fiduciary duties

7.              What other indications of interest has the company received?  How serious have these indications been?  Will you disclose other offers?

•                  We believe Take-Two is a unique and highly attractive asset.

•                  The Company has received indications of interest from third parties with respect to possible transactions since EA’s announcement and has continued to receive additional expressions of serious [are we going with “serious” – I don’t know the facts, but saw that serious was bracketed elsewhere] interest since our last filing.

•                  While no substantive discussions have yet occurred, we intend to actively pursue all strategic alternatives after April 29th that may result in a better alternative to the EA Offer.

8.              What price would Take-Two consider a fair starting point for discussions with EA or other parties?

•                  We will not comment on specific values, but believe EA’s Offer to be inadequate and not reflective of Take-Two’s existing value, the value of the turnaround initiatives underway or the impending launch of GTA IV.  The Offer values the Company at a significant discount to its public peers and does not compensate Take-Two for its value and the substantial synergies that the proposed combination would create.

9.              Is GTA IV still on track for April 29th?

•                  Yes, the game is on track for an April 29th launch.

10.       Isn’t the value of the GTA IV launch already priced into the stock?

•                  We continue to believe that both the market and the EA Offer undervalue the Company and the potential of this game.

•                  Higher than expected retail pre-orders, and new features such as episodic content, suggest that GTA IV could be game-changing for the company.

•                  We believe the value of this game will be readily apparent following the launch.

11.       What if GTA IV doesn’t live up to your expectations?

•                  We have full confidence in the potential of this game.

12.       Can you provide additional color on your expectations for GTA IV given the importance of this game to your rationale for rejecting the bid?

•                  Higher than expected retail pre-orders, and new features such as episodic content, suggest that GTA IV could be game-changing for the company

•                  We provide guidance on our expected revenue and EPS. While we don’t provide guidance on a title by title basis, we have said that we expect our Rockstar label to represent approximately 60% of our publishing revenue in fiscal 2008. GTA IV is expected to represent a significant percentage of that business.

13.       Is remaining independent a viable option for Take-Two?

•                  Absolutely.

•                  With one of the strongest portfolios of intellectual property in our business, a superb creative and business team, a sound balance sheet and a first-class worldwide distribution structure, and a revitalization program that is gaining traction.  Given that interactive entertainment is the fastest growing entertainment medium, Take-Two is uniquely positioned to create stockholder value as an independent company – or in combination with a third party.

•                  While the Board is committed to considering all avenues to maximize stockholder value including a possible sale, we believe in the significant growth potential of the company and its ability to succeed independently.

14.       Why should stockholders risk Take-Two’s share price returning to pre-bid levels rather than locking in $26 per share?

•                  Take-Two’s management and Board are focused on generating the maximum value for stockholders.

•                  Stockholders installed this new management and Board about one year ago because of the team’s commitment to, and track record of, creating stockholder value.

•                  We believe that the $26 Offer significantly undervalues Take-Two and believe we will have the opportunity to demonstrate this through the ongoing execution of our strategy, particularly the upcoming GTA IV launch.

•                  Further, our Board believes that it may able to find a better alternative to the EA Offer and is committed to reviewing all alternatives.

•                  We also believe we have a very viable strategy as an independent company and that we would be able to build significant value for stockholders on a standalone basis if we are unable to reach an agreement with a third party at this time that adequately recognizes the intrinsic value of our business and its strong growth potential.

15.       Take-Two has said numerous times that it is a “stockholder friendly” company; in that context, how can you justify the implementation of a stockholder rights plan or “poison pill”?

•                  We are fully committed to maximizing the value of Take-Two for all stockholders.

•                  We have adopted this short-term Stockholders Rights Agreement in order to guard against abusive takeover tactics by EA at the current, inadequate price.

•                  We believe the Rights Agreement will ensure that the Take-Two Board has adequate time to consider all strategic alternatives for the maximizing the value of Take-Two for stockholders.

•                  The Rights Agreement will not, and is not intended to, prevent a takeover of the Company on terms that are fair to and in the best interests of all stockholders.

•                  It is a short-term plan that is scheduled to expire 180 days after its adoption.

16.       Why did the Company file supplemental information related to the management agreement?  What new information was disclosed?

•                  The additional information was filed in response to a stockholder lawsuit.

•                  There is nothing new related to the terms of the management agreement.

17.       Do you expect that stockholders will approve the Zelnick stock portion of the management agreement?

•                  We are confident that stockholders will approve it.

•                  The Board determined that an increase in compensation was justified, given that the role taken by ZelnickMedia executives is far more extensive than was originally contemplated by the original management agreement. Specifically, the Board named Strauss Zelnick as Executive Chairman, Ben Feder as CEO for a term through October 2012, and Karl

Slatoff as EVP, reflecting the evolving needs of the Company in the year since ZelnickMedia’s initial involvement.

•                  The Management Agreement was the result of a thorough process conducted by the independent members of the Board with input from an independent compensation consultant.

18.       Do you expect EA to begin a consent solicitation given your rejection?  What is your argument to stockholders not to give their consent?

•                  We cannot comment on what EA will or will not do.

•                  Stockholders have the right to conduct a consent solicitation under our bylaws.

•                  However, we do not believe it would be in stockholders’ best interests to install a board beholden to EA to negotiate a transaction with EA.  Having the bidder negotiate with itself will certainly not result in the highest price for stockholders.

•                  The Board of Directors believes that it may able to find a better alternative to the EA Offer and is committed to reviewing all alternatives to maximize value for stockholders.

•                  The Board believes that tendering shares into the EA Offer or installing an EA-beholden board before the current Board and its advisors have had the opportunity fully to explore all alternatives could interfere with our ability to effect a financially superior alternative to the EA Offer.

19.       We noted that you amended the employment agreements for 3 of your key Section 16 officers. Was this in response to the EA Offer?

•                  We have amended the employment agreements of three senior-level executives with important roles at the Company.

•                  We believe their annualized aggregate compensation arrangements are consistent with their responsibilities and approximately are at or below the median of market annualized aggregate compensation arrangements for executives with similar roles at peer companies.

20.       Does your earnings guidance for 2008 justify a higher bid?

•                  First, we don’t believe that the market has given us credit for our increased 2008 guidance and certainly does not recognize our growth potential for 2009, 2010 and beyond.

•                  Second, the EA Offer undervalues the Company on the basis of earnings multiples paid in other industry transactions.

•                  The EA Offer price does not reflect the earnings multiples of EA or other peer companies.

21.       What is the record date of the annual meeting this year?   Is there a chance you will need to change the record date?

•                  February 19, 2008.

•                  We do not intend to change the record date

•                  If you would like, you could also say something along the lines of “The record date was set in accordance with legal requirements.  There is no need to change the record date.”  Of course, this answer may change if the judge rules against us on April 11.

22.       Why did you change the notice provision for nominating directors and change the date of your annual meeting?

•                  We believe the changes are a prudent response to litigation filed by a stockholder.

•                  The Board of Directors amended the by-laws of the Company to provide for a new period of time for stockholders to be able to nominate persons for election to the Board of Directors or to propose any business to be considered at the Annual Meeting.

•                  The period of time begins with the public announcement of the amendment to the by-laws and ends on April 15, 2008.

•                  Further, in addition to stockholders of record on the record date (who currently are entitled to put forth a nomination or proposal), the Company will accept nominations and proposals from any person who was a stockholder of record or beneficial owner of Shares at any time between the record date and April 15, 2008.

•                  To extend the period of time, the date of the Annual Meeting has been changed from April 10, 2008 to April 17, 2008.

23.       Why has Take-Two suspended the acceleration of restricted stock?

•                  The existing Take-Two Incentive Stock Plan includes a provision which accelerates the vesting of restricted stock upon the commencement of a tender Offer (regardless of whether any shares are actually tendered).

•                  Given the Board’s view that the EA Offer is inadequate and conditional, the Board has determined that the Offer does not represent a change of control.

•                  As a result, the Board has suspended this provision until either EA or another party has accepted for payment more than 50% of outstanding shares through a tender Offer or another event representing a change of control as specified in the plan occurs.

•                  We believe this was an appropriate step given our view of the EA Offer and the tax considerations employees would face in the event the shares did vest.